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SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to 240.14a-12
INTERNATIONAL BANCSHARES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNATIONAL BANCSHARES CORPORATION
Post Office Drawer 1359
Laredo, Texas 78042-1359

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2005

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of International Bancshares Corporation (the "Company") will be held at the LAREDO COUNTRY CLUB, 1415 Country Club Drive, Laredo, Texas, on Monday, May 16, 2005 at 7:00 p.m. for the following purposes:

  (1)
  To elect eleven (11) directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified;

  (2)
  To ratify the appointment of KPMG LLP as independent auditors for the 2005 fiscal year;

  (3)
  To consider and vote on a proposal to amend the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock of the Company.

  (4)
  To consider and vote on a proposal to approve the 2005 International Bancshares Corporation Stock Option Plan adopted by the Board of Directors on April 1, 2005; and

  (5)
  To transact such other business as may lawfully come before the meeting or any adjournment thereof.

        Shareholders of record at the close of business on April 1, 2005 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof. The Company's 2004 Annual Report is being furnished with this Proxy Statement to shareholders of record as of the close of business on April 1, 2005. The Annual Report does not constitute a part of this Proxy Statement or proxy solicitation material.

        In order to ensure the representation of a quorum at the meeting, shareholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly to the Trust Division, International Bank of Commerce, P. O. Drawer 1359, Laredo, Texas 78042-1359. A return envelope is enclosed for that purpose.

INTERNATIONAL BANCSHARES CORPORATION
Dennis E. Nixon President
Dated: April 18, 2005

INTERNATIONAL BANCSHARES CORPORATION
1200 San Bernardo Avenue
Laredo, Texas 78040

PROXY STATEMENT

SOLICITATION AND REVOCATION OF PROXIES

        The Board of Directors of International Bancshares Corporation, a Texas corporation (the "Company") is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on Monday, May 16, 2005 at 7:00 p.m., local time, at the Laredo Country Club, 1415 Country Club Drive, Laredo, Texas. The Company will pay for the cost of the proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders.

        It is expected that the solicitation of proxies will be primarily by mail. Proxies may be solicited personally by regular employees of the Company at a nominal cost. Any shareholder giving a proxy has the power to revoke it at any time prior to the voting of the proxy by giving notice in person or in writing to the Secretary of the Company or by appearing at the Annual Meeting, giving notice of revocation of the proxy and voting in person. The approximate date on which this proxy statement and the accompanying form of proxy are first sent or given to security holders is April 18, 2005.

VOTING AT MEETING

        Only holders of record of common stock, par value $1.00 per share ("Common Stock"), of the Company at the close of business on April 1, 2005, shall be entitled to vote at the meeting. There were 50,942,382 shares of Common Stock issued and outstanding on the record date held of record by approximately 2,440 shareholders. Each share of Common Stock is entitled to one vote.

        All shares entitled to vote represented by a properly executed and unrevoked proxy received in time for the meeting will be voted at the meeting in accordance with the instructions given, but in the absence of instructions to the contrary, such shares will be voted affirmatively. Persons empowered as Proxies will also be empowered to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof. If any nominee for director shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as the Board of Directors recommends.

        A quorum for the transaction of business at the Annual Meeting requires representation, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock. The judges of election will treat abstentions and broker non-votes as shares that are present for purposes of determining the presence of a quorum for the transaction of business at the meeting. A quorum with respect to any specific proposal to be voted on at the Annual Meeting requires representation, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote on the proposal. Abstentions will be treated as present and entitled to vote with respect to any proposal submitted to the shareholders for a vote for purposes of determining both the presence of a quorum with respect to such proposal and the approval of such proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, the holder(s) of such shares will not be considered as present and entitled to vote with respect to such matter for purposes of determining either the presence of a quorum with respect to such matter or the approval of such matter. With respect to any proposal other than the election of directors and the amendment of the Company's Articles of Incorporation, such proposal shall be determined by the affirmative vote of the holders of a majority of the shares of Common Stock represented, in person or by proxy, at the meeting and entitled to vote thereon. Thus, abstention with respect to any such matter will have the same legal effect as a vote against such matter, while broker non-votes will not affect the outcome of such matter. With respect to the election of directors, the directors shall be elected by a plurality vote of the holders of shares of Common Stock present at the meeting and entitled to vote thereon. With respect to the proposal to amend the Company's Articles of Incorporation, such proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock as of the record date for the Annual Meeting. Thus, abstentions and broker non-votes will have the same legal effect as a vote against such proposal.

PROPOSAL—1

ELECTION OF DIRECTORS

        Eleven directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Each director is to hold office until the next Annual Meeting and until his/her successor is elected and qualified. The Proxies named in the accompanying proxy, who have been designated by the Board of Directors of the Company, intend to vote for the following nominees, unless otherwise instructed in such proxy. Certain information concerning each nominee is set forth below, including information regarding each nominee's positions with International Bank of Commerce, the Company's lead bank subsidiary ("IBC"):

Nominee for Director	Served as Director Since (1)(3)	Age	Principal Occupation (2)
Lester Avigael	1966	78	Retail Merchant and Director of IBC
Irving Greenblum	1981	75	Investments
R. David Guerra	1993	52	Vice President of the Company since 1986 and President of the IBC Branch in McAllen, Texas and Director of IBC
Daniel B. Hastings Jr.	2000	57	Licensed U.S. Custom Broker and Director of IBC since 2000
Richard E. Haynes	1977	62	Attorney at Law; Real Estate Investments; and Director of IBC
Imelda Navarro	2002	47	Treasurer of the Company since 1982 and Senior Executive Vice President of IBC and Director of IBC since 2002
Sioma Neiman	1981	77	International entrepreneur
Peggy J. Newman	1997	73	Real Estate Investments; President of Newman Poultry Co. and Director of IBC
Dennis E. Nixon	1975	62	Chairman of the Board of the Company since May 1992 and President of the Company since 1979; President, Chief Executive Officer and Director of IBC
Leonardo Salinas	1976	71	Real Estate Investments and Director of IBC
Antonio R. Sanchez, Jr.	1995	62	Chairman of the Board of Sanchez Oil & Gas Corporation; Investments; and Director of IBC

(1)
Includes time served as director of IBC prior to July 28, 1980 when the Company became the successor issuer to IBC.

(2)
Except as otherwise noted, each nominee has held the office indicated or other offices in the same company for the last five years.

(3)
Leonardo Salinas, who had served as Vice President of the Company and Senior Executive Vice President of IBC, retired as of June 30, 2000.

        None of the nominees for director and none of the executive officers of the Company have a family relationship with any of the other nominees for director or executive officers.

        None of the above nominees is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940.

The Board of Directors recommends a vote "FOR" each named nominee.

EXECUTIVE OFFICERS

        The executive officers of the Company are Dennis E. Nixon, President and Chairman of the Board; R. David Guerra, Vice President; and Imelda Navarro, Treasurer, all of whom are nominees for director.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  Audit Committee

        The Audit Committee of the Board of Directors during 2004 consisted of Lester Avigael, Irving Greenblum and Richard E. Haynes. The Committee met six times during the 2004 fiscal year. Each member of the Committee attended all six meetings. The primary functions of the Audit Committee are to recommend the appointment of the independent auditors; to review annual and quarterly financial reports and to review the results of audits by the internal auditor and the independent auditors. Under applicable law, the Audit Committee is required to review with management and the independent auditors the basis for all financial reports. The Board of Directors has adopted a separate Audit Committee Charter.

        The Company's Board of Directors has determined that none of the Audit Committee members meets the audit committee financial expert criteria as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). While it might be possible to recruit a person who qualifies, the Board has determined that in order to fulfill all of the functions of the Board and Audit Committee, each member of the Board and the Audit Committee should meet all the criteria that have been established by the Board, and it is not in the best interest of the Company to nominate as a director someone who does not have all the experience, attributes and qualifications that we seek to further the interests of the Company. The Audit Committee consists of three directors, all of whom are independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act, and each of whom has been selected for the Audit Committee by the Board based on the Board's determination that they are fully qualified to (i) review and understand the Company's financial statements, (ii) monitor the performance of management, (iii) monitor the Company's internal accounting operations, (iv) monitor the independent auditors, and (v) monitor the disclosures of the Company to the end that they fairly present the Company's financial condition and results of operations. In addition, the Audit Committee has the ability, on its own, to retain independent accountants or other consultants whenever it deems appropriate. The Board of Directors believes that this is fully equivalent to having a financial expert on the Audit Committee.

  Stock Option Plan Committee

        The Stock Option Plan Committee of the Board of Directors during 2004 consisted of Lester Avigael, Irving Greenblum and Richard E. Haynes. The Committee met three times during the 2004 fiscal year. Each member of the Committee attended all three meetings. The primary function of the Stock Option Plan Committee is the administration of the 1996 International Bancshares Corporation Stock Option Plan.

  Salary and Steering Committee of IBC

        The Company's Board of Directors does not have a compensation committee or a committee performing similar functions. Since all cash compensation paid to executive officers of the Company is paid by the Company's lead bank subsidiary, IBC, the Salary and Steering Committee of IBC's Board of Directors is responsible for making recommendations to the IBC Board of Directors regarding each executive officer's compensation. The Salary and Steering Committee of IBC's Board of Directors during 2004 consisted of Lester Avigael and Richard E. Haynes. The Committee met once during the 2004 fiscal year. Each member of the Committee attended the meeting.

  Board Nominations

        The Company's Board of Directors does not have a standing nominating committee or any other committee performing similar functions. The Company's Board of Directors has adopted a resolution setting forth certain Guidelines Regarding Nomination of Directors. The Company has not established a separate nominating committee because it desires active participation of all Board members in the analysis and process of making nominations. In addition, nominees are recommended, for selection by the whole Board of Directors, by a majority of the Company's directors who are "independent" as determined pursuant to the listing standards of the Nasdaq National Market. The Board believes that these measures maintain the integrity of the nomination process in the same manner that establishing a nominating committee would. The Guidelines are available on the Company's website at www.ibc.com.

        Pursuant to the Guidelines, the independent directors seek to recommend individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of shareholders. The independent directors utilize a variety of methods for identifying and evaluating director nominees. The independent directors will consider director candidates recommended by shareholders if provided with the following: (i) evidence in accordance with Rule 14a-8 under the Exchange Act of compliance with shareholder eligibility requirements; (ii) the written consent of the candidate(s) for nomination as a director and verification as to the accuracy of the biographical and other information submitted in support of the candidate; (iii) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director; and, (iv) all information regarding the candidate(s) and the submitting shareholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board of Directors. Any recommendations received from shareholders will be evaluated in the same manner that other potential nominees are evaluated. Any shareholder that wishes to present a director candidate for consideration should submit the information identified above pursuant to the procedures set forth below under "Communication with the Board of Directors."

  Attendance at Board Meetings

        During 2004, the Board of Directors held ten meetings. All of the directors attended at least 75% of the aggregate of the total number of meetings of the Company's Board of Directors, except for Sioma Neiman, Peggy J. Newman and Antonio R. Sanchez, Jr. who attended fewer than 75% of such meetings.

  Executive Sessions of Board of Directors

        In addition to Board meetings, non-employee directors meet periodically in executive session without members of management present. The non-employee directors met in executive session once during 2004.

ANNUAL MEETING ATTENDANCE

        The Company encourages all members of its Board of Directors to attend the annual meetings of shareholders, but it has not adopted a formal policy requiring attendance. All of the members of the Board of Directors of the Company who were directors at the time of the 2004 annual meeting of shareholders attended such meeting.

PRINCIPAL SHAREHOLDERS

        Insofar as is known to the Company, no person beneficially owned, as of April 1, 2005, more than five percent of the outstanding Common Stock of the Company, except as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned as of April 1, 2005	Percent of Class
A. R. Sanchez Jr. (1) P.O. Box 2986 Laredo, Texas 78040	10,348,415	20.26%

(1)
Mr. Sanchez owns directly and has the sole power to vote and to dispose of 2,145,136 shares owned by him. The shares shown for Mr. A. R. Sanchez Jr. include 1,720,688 shares owned by the Estate of Alicia M. Sanchez. Mr. Sanchez serves as Executor of the Estate and has the power to vote and dispose of those shares. Mr. Sanchez also controls the disposition of 4,363,069 shares as trustee for trusts in which various family members, including his children, have a vested interest in the income and corpus of such trusts. The 4,363,069 shares held through such trusts include 395,981 shares held indirectly through a limited partnership, of which the general partner is a limited liability company for which Mr. Sanchez serves as a manager. Sanchez Management Corporation, of which Mr. Sanchez is President and 100% owner, is the managing general partner for SANTIG, Ltd., a family limited partnership, which owns 1,861,991 shares. Mr. Sanchez also has the power to vote and dispose of 257,531 shares held by the Sanchez Family Foundation.

SECURITY OWNERSHIP OF MANAGEMENT

        Based upon information received from the persons concerned, each of whom is a director and nominee for director, the following individuals and all directors and executive officers of the Company as a group owned beneficially as of April 1, 2005, the number and percentage of outstanding shares of Common Stock of the Company indicated in the following table:

Name of Individual or Identity of Group	Shares Beneficially Owned as of April 1, 2005		Percent of Class
Lester Avigael (1)	384,774		*
Irving Greenblum (2)	476,762		*
R. David Guerra (3)	311,432	+	*
Daniel B. Hastings, Jr.	74,190		*
Richard E. Haynes	39,003		*
Imelda Navarro (4)	229,444	+	*
Sioma Neiman (5)	740,618		1.45%
Peggy J. Newman	12,356		*
Dennis E. Nixon (6)	1,741,941	+	3.41%
Leonardo Salinas	114,241		*
A. R. Sanchez Jr. (7)	10,348,415		20.26%
All Directors and Executive Officers as a group (11 persons) (8)	14,473,176		28.08%

*
Ownership of less than one percent

+
Includes shares which are issuable upon the exercise of options exercisable on or prior to June 1, 2005 ("currently exercisable options").

(1)
The holdings shown for Mr. Avigael include 298,925 shares held in the name of Avigael Investments and 23,010 shares which he holds as trustee for the benefit of his grandchildren which he has the power to dispose of and to vote.

(2)
The holdings shown for Mr. Greenblum include 64,241 shares held in a family limited partnership, which he has the power to dispose of and to vote. The holdings for Mr. Greenblum include 56,333 shares held in his wife's name.

(3)
The holdings shown for Mr. Guerra include 4,101 shares issuable upon the exercise of currently exercisable options. The holdings shown for Mr. Guerra include 307,331 shares held jointly with his wife.

(4)
The holdings shown for Ms. Imelda Navarro include 44,317 shares issuable upon the exercise of currently exercisable options.

(5)
The holdings shown for Mr. Neiman are in the name of Inar Investments, Corp., of which he is the Managing Director.

(6)
The holdings shown for Mr. Nixon include 85,072 shares issuable upon the exercise of currently exercisable options. The holdings shown for Mr. Nixon also include 11,153 shares held in his wife's name.

(7)
Mr. Sanchez owns directly and has the sole power to vote and to dispose of 2,145,136 shares owned by him. The shares shown for Mr. A. R. Sanchez Jr. include 1,720,688 shares owned by the Estate of Alicia M. Sanchez. Mr. Sanchez serves as Executor of the Estate and has the power to vote and dispose of those shares. Mr. Sanchez also controls the disposition of 4,363,069 shares as trustee for trusts in which various family members, including his children, have a vested interest in the income and corpus of such trusts. The 4,363,069 shares held through such trusts include 395,981 shares held indirectly through a limited partnership, of which the general partner is a limited liability company for which Mr. Sanchez serves as a manager. Sanchez Management Corporation, of which Mr. Sanchez is President and 100% owner, is the managing general partner for SANTIG, Ltd., a family limited partnership, which owns 1,861,991 shares. Mr. Sanchez also has the power to vote and dispose of 257,531 shares held by the Sanchez Family Foundation.

(8)
The holdings shown for all directors and executive officers as a group include 133,490 shares issuable upon the exercise of currently exercisable options.

        Except as reflected in the notes to the preceding table, each of the individuals listed in the table owns directly the number of shares indicated in the table and has the sole power to vote and to dispose of such shares.

EXECUTIVE COMPENSATION

Summary

        The following table contains information concerning the compensation awarded during each of the last three years for the Chief Executive Officer of the Company and the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 in 2004.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long Term Compensation Securities Underlying Options
Name and Principal Position					All Other (3) Compensation
	Year	Salary (1)	Bonus (2)
Dennis E. Nixon Chairman of the Board, President and Director of the Company; President, CEO and Director of IBC	2004 2003 2002	$480,794 462,375 444,992	1,100,000 1,100,000 1,100,000	— — —	16,002 15,436 15,178
R. David Guerra Vice President and Director of the Company; President of IBC branch in McAllen, Texas and Director of IBC	2004 2003 2002	$239,431 231,907 217,904	60,648 61,308 58,621	— — —	14,632 14,203 13,441
Imelda Navarro Treasurer and Director of the Company, Senior Executive Vice President and Director of IBC	2004 2003 2002	$173,125 174,085 145,195	50,818 47,938 39,882	— — —	11,492 11,158 10,386

(1)
These amounts do not include certain perquisites and other personal benefits, securities or property received by the officers which did not exceed the lesser of $50,000 or 10% of such executive officer's total salary and bonus set forth in the table; however, such amounts include directors fees as well as certain expense allowances. All cash compensation paid to the named officers was paid by IBC. The Company does not pay any cash compensation to any officer.

(2)
All amounts shown in this column are discretionary cash bonuses except $550,000 paid to Mr. Nixon for services rendered in 2004, $550,000 in 2003 and $500,000 in 2002 pursuant to the Executive Incentive Compensation Plan.

(3)
All amounts shown in this column consist of funds contributed or allocated by the Company pursuant to the Company's Employee Profit Sharing Plan and Trust, a deferred profit sharing plan for employees with one year of continual employment.

Compensation of Directors

        Each director of the Company and each director of IBC receives compensation for his services as a director in the amount of $900 for each board meeting of the Company or IBC he attends and $300 for each meeting of a board committee he attends. Salaried officers who are directors are not compensated for committee meetings. No stock options or other equity-based awards are granted to non-executive board members. The director fees paid to the named executive officers are included in the salary totals set forth in the Summary Compensation Table.

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2004, with respect to the Company's compensation plans under which equity securities are authorized for issuance:

	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation plans approved by security holders	1,298,745	$14.90	388,157
Equity Compensation plans not approved by security holders (1)	139,160	$13.32	—

Total	1,437,905	$14.75	388,157

(1)
The Company granted non-qualified stock options exercisable for a total of 292,960 shares, adjusted for stock dividends, of Common Stock to certain employees of the GulfStar Group. The grants were not made under any of the approved Stock Option Plans. The options are exercisable for a period of seven years and vest in equal annual increments over a period of five years. All options granted to the GulfStar Group employees had an option price of not less than the fair market value of the Common Stock on or about the date of grant.

        The above table does not include the 380,000 shares of Common Stock proposed to be reserved for issuance under the 2005 International Bancshares Corporation Stock Option Plan.

Stock Options

        During 2004, the Company did not grant any options to the named executive officers of the Company.

        The following table reflects certain information regarding individual exercises of stock options with respect to the Common Stock during 2004 by each of the named executive officers of the Company.

AGGREGATED OPTION EXERCISES IN 2004
AND FY-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Shares Underlying Unexercised Options at 12/31/04 Exercisable/Unexercisable (#)	Value of Unexercised In-the-Money Options at 12/31/04 Exercisable/Unexercisable ($) (1)
Dennis E. Nixon	—	—	85,072/—	2,507,910/—
R. David Guerra	18,022	436,770	4,101/2,734	90,097/60,065
Imelda Navarro	—	—	44,317/1,954	1,219,553/42,949

(1)
Based on market value of underlying shares minus aggregate exercise price.

Treasury Stock:

        Share repurchases are only conducted under publicly announced repurchase programs approved by the Board of Directors. The following table includes information about share repurchases for the quarter ended December 31, 2004.

	Total Number of Shares Purchased	Average Price Paid Per Share	Shares Purchased as Part of a Publicly- Announced Program	Approximate Dollar Value of Shares Available for Repurchase (1)
October 1—October 31, 2004	—	$—	—	$29,675,000
November 1—November 30, 2004	—	$—	—	$29,675,000
December 1—December 31, 2004	7,324	$39.90	—	$29,383,000

	7,324	$39.90	—	—

(1)
The formal stock repurchase program was initiated in 1999 and has been expanded periodically through 2005. The current program allows for the repurchase of up to $175,000,000 of treasury stock through December 2005 of which $29,383,000 remains.

REPORT OF THE SALARY AND STEERING COMMITTEE

        The Company's compensation package for each of its executive officers consists of base salary, annual discretionary bonus and a discretionary incentive stock option grant. Also, certain executive officer(s) may receive compensation pursuant to the Company's Executive Incentive Compensation Plan. Stock option grants are determined by the Company's Stock Option Plan Committee and are discussed under the Committee's separate report below. All cash compensation paid to executive officers of the Company is paid by IBC. Base salary levels and annual bonuses are recommended by the Salary and Steering Committee of IBC (the "Committee"). The Committee during 2004 consisted of Lester Avigael and Richard E. Haynes.

        The Committee reviews, discusses and analyzes the proposed compensation for each of the Company's executive officers. Before a vote is taken, members have an opportunity to ask for additional information, to raise and discuss further questions and to consult outside consultants and/or separate legal counsel. The Committee's recommendations regarding each executive officer's compensation is subjective with regard to both the base salary and bonus. Although the annual financial performance of IBC is the most important factor in the subjective analysis, non-financial goals are also considered by the Committee. Further, the Committee considers the aggregate amounts and mix of all the components of compensation when determining any single component thereof. The bonus program is intended to compensate each executive officer for the officer's contribution to IBC's financial performance during the previous year. At the end of each year based on the financial performance of IBC as well as the perceived non-financial contribution by each executive officer, a base salary recommendation for the next year and a bonus recommendation for the previous year is made for each executive officer by the Committee. The overall bonus pool for executive officers is affected by the earnings performance of IBC for the previous year. All base salary and bonus recommendations of the Committee are subject to final approval of the Board of Directors of IBC.

        With respect to the compensation of Mr. Nixon, the CEO of the Company, the Committee members recommend to the Board of Directors of IBC the CEO's salary and bonus based on its subjective determination. In determining the CEO compensation, the Committee reviews the objectives of the Company for the previous year and the attainment thereof, including, but not limited to, the Company's financial performance. For services rendered to IBC in 2004, Mr. Nixon received a cash bonus under IBC's discretionary cash bonus program of $550,000. During 2004, the Company met both the return on average total assets and the return on average total shareholders' equity targets established pursuant to the 1998

Executive Incentive Compensation Plan (the "EICP") by the Committee. Accordingly, Mr. Nixon received an incentive award under the EICP of $550,000 for services rendered to the Company during 2004. The amounts of the cash bonus and the incentive award were largely affected by the strong financial results of the Company during 2004, which included (i) net income of $119 million, or $2.39 per share-basic, an amount which represents a 5.5% decrease in earnings per share compared to the previous year, (ii) the Company's return on average total assets of 1.46% and (iii) the Company's return on average total shareholders' equity of 18.16%. Based on this review, the Committee finds Mr. Nixon's total compensation in the aggregate to be reasonable and not excessive. The Company's compensation package for each of its executive officers consists of base salary, annual discretionary bonus and a discretionary incentive stock option grant. Also, certain executive officer(s) may receive compensation pursuant to the Company's Executive Incentive Compensation Plan. Stock option grants are determined by the Company's Stock Option Plan Committee and are discussed under the Committee's separate report below. All cash compensation paid to executive officers of the Company is paid by IBC.

        The Salary and Steering Committee has considered the limitations on deductibility of compensation of the named executive officers under Section 162(m) of the Internal Revenue Code. The Steering Committee's current policy is to seek to ensure that substantially all such compensation is deductible under Section 162(m) when paid. Nevertheless, there can be no assurance that all compensation will be deductible under Section 162(m). In addition, the Salary and Steering Committee reserves the right to use its judgment to authorize compensation payments that may not be deductible under Section 162(m) when the Committee believes such payments are appropriate and in the best interests of the Company and its shareholders.

Lester Avigael                                Richard E. Haynes

REPORT OF THE STOCK OPTION PLAN COMMITTEE

        The Stock Option Plan Committee of the Board of Directors determines the stock option grants to executive officers and key salaried employees of the Company. The Company did not award any options to the Executive Officers of the Company during the 2004 fiscal year. The Stock Option Plan Committee met three times during the 2004 fiscal year. The primary purpose of the Company's Stock Option Plan is to increase the interest of the executive and key salaried employees of the Company, the subsidiary banks and non- bank subsidiaries in its future growth and success through the added incentive created by the opportunity afforded for stock ownership under the Plan. The size of the option grants were determined by the Stock Option Plan Committee based upon a subjective assessment of the respective employee's performance, compensation level and other factors. The exercise price of each option equaled the fair market value of the Common Stock as of the date of grant.

Lester Avigael                Irving Greenblum                Richard E. Haynes

REPORT OF THE AUDIT COMMITTEE

        The Company's Audit Committee is responsible for providing objective and independent oversight of the Company's accounting functions and internal controls. Such oversight responsibility includes, but is not limited to, making recommendations concerning the engagement of independent auditors, reviewing the consolidated financial statements and the scope of the independent annual audit, reviewing and reassessing the adequacy of the Audit Committee's charter, reviewing with the independent auditors the results of their audit, considering the range of audit and non-audit fees, monitoring internal financial and accounting controls and performing such other oversight functions as may be requested from time to time by the Board of Directors. The Audit Committee reviewed internal controls independently of management and corporate staff and reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2004, with management and the independent auditors. Management has the responsibility for the preparation, presentation and integrity of the Company's consolidated financial statements and the independent auditors have the responsibility for auditing the Company's consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

REPORT:

        The Audit Committee has:

        —reviewed and discussed the audited consolidated financial statements with management;

        —discussed with the independent auditors the matters required to be discussed by SAS 61; and

        —received the required information and communications from the independent auditors required by Independence Standards Board Standard No. 1, and discussed with the auditors the auditors' independence.

        Based on the review and discussions with management and the Company's independent auditors referenced above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC.

        The Board of Directors has determined that the members of the Audit Committee are "independent" as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee has adopted a written charter.

        This report is submitted on behalf of the Audit Committee.

Lester Avigael                Irving Greenblum                Richard E. Haynes

        This report by the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PRINCIPAL ACCOUNTING FEES AND SERVICES

        The following table sets forth the aggregate fees billed to International Bancshares Corporation for each of the years ended December 31, 2004 and 2003 by the Company's principal accounting firm, KPMG LLP.

	December 31,
	2004	2003
Audit fees	$903,958	$267,120
Audit-related fees (1)	132,488	58,467

Audit and audit related fees	1,036,446	325,587
Tax fees (2)	134,145	162,804
All other fees	—

Total fees	$1,170,591	$488,391

(1)
Audit related fees consisted principally of fees for due diligence services and audits of financial statements of certain employee benefit plans.

(2)
Tax fees consisted of fees for tax consultation and tax compliance services.

        None of the audit related fees or tax fees billed in 2004 or 2003 were provided under the de minimis exception to the Audit Committee pre-approval requirements

        The Audit Committee has considered whether the provision of services covered in billings included under the "All Other Fees" category listed above is compatible with maintaining the principal auditors' independence. The Audit Committee has concluded that the provisions of such services would not jeopardize the independence of KPMG LLP as the Company's principal auditors. The Audit Committee's Charter requires that the Audit Committee pre-approve all audit and non-audit services to be provided to the Company by the independent accountants; provided, however, that the Audit Committee may specifically authorize its Chairman to pre-approve the provision of any non-audit service to the Company. Pre-approval is detailed as to the particular service and is subject to specific engagement authorization from the Audit Committee. These services may include audit services, audit related services, tax services and other services.

        Representatives from KPMG, LLP are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

SALARY AND STEERING COMMITTEE AND STOCK OPTION
PLAN COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of IBC's Salary and Steering Committee during 2004 were Lester Avigael and Richard E. Haynes. The Committee members are "independent directors within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers ("Nasdaq Independence Requirements.")

        Stock Option grants are determined by the Stock Option Plan Committee whose members were Lester Avigael, Irving Greenblum and Richard E. Haynes who are independent and meet the Nasdaq Independence Requirements.

        Richard E. Haynes has total indebtedness outstanding with the subsidiary banks of the Company in an amount which exceeds $60,000, which indebtedness is fully performing and complies with Federal lending restrictions included in section 22(h) of the Federal Reserve Act (12 U.S.C. 375b).

DIRECTOR INDEPENDENCE

        The Company's Board of Directors has determined that a majority of its members are "independent" as determined pursuant to the Nasdaq Independence Requirements. As of April 1, 2005, the following members of the Board of Directors are not independent: Imelda Navarro, Dennis E. Nixon, R. David Guerra, and Antonio R. Sanchez, Jr.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Shareholders may communicate directly with the Board of Directors. All communications should be in writing and directed to the Company's corporate secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors. The Company's Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed appropriate, the Company's corporate secretary will forward correspondence to the Chairman of the Board or any specific director to whom the correspondence is directed. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

Luisa Benavides
Corporate Secretary
International Bancshares Corporation
P. O. Box 1359
Laredo, Texas 78042

CODE OF ETHICS

        The Company has adopted a code of business conduct and ethics for executive officers (including the Company's Chief Executive Officer and Chief Financial Officer), known as the International Bancshares Code of Ethics for Financial Professionals. The Company also maintains a code of ethics for all employees and directors, known as the International Bancshares Code of Ethics. The International Bancshares Code of Ethics for Financial Professionals and the International Bancshares Code of Ethics are available on the Company's website at www.ibc.com. Any amendment to, or waiver of, the Code of Ethics for Financial Professionals will be disclosed on such Company website.

Financial Performance

        The following graph illustrates the cumulative return experienced by the Company's shareholders for the period commencing on December 31, 1999 and ending at year end 2004 as compared with the cumulative total returns of the other companies included within the Standard & Poor's 500 Stock Index and Standard & Poors 500 Bank Index. The calculations were prepared on a dividends-reinvestment basis.

TOTAL RETURN ANALYSIS

INTERNATIONAL BANCSHARES CORPORATION
VS. MARKET INDICES
YEAR END: 12/31/99 TO 12/31/04

Company / Index	Dec99	Dec00	Dec01	Dec02	Dec03	Dec04
INTERNATIONAL BANCSHARES CORP	100	99.42	157.13	187.26	286.26	304.93
S&P 500 INDEX	100	90.90	80.09	62.39	80.29	89.03
S&P 500 BANKS	100	119.06	119.08	117.86	149.29	170.81

INTEREST OF MANAGEMENT IN
CERTAIN TRANSACTIONS

        Some of the directors, executive officers and nominees for directors of the Company and principal shareholders of the Company and their immediate families and the companies with which they are associated were customers of, and had banking transactions with, the Company's subsidiary banks in the ordinary course of the subsidiary banks' business during 2004, and the Company anticipates that such banking transactions will continue in the future. All loans and commitments to loan included in such banking transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing in the industry at the time for comparable transactions with other persons, which indebtedness is fully performing and complies with Federal lending restrictions included in section 22(h) of the Federal Reserve Act (12 U.S.C. 375b). The indebtedness, in the opinion of management of the Company, did not involve more than a normal risk of collectibility or present other unfavorable features.

        IBC and Sanchez Oil & Gas Corporation, a related interest of Antonio R. Sanchez, Jr., who is a director and principal shareholder of the Company, jointly own, in varying percentages, certain aircraft used for business purposes by IBC, the other bank subsidiaries and Sanchez Oil and Gas Corporation. The net book value of IBC's aggregate interest in such aircraft as of April 1, 2005 was approximately $9.4 million. Each bank subsidiary and Sanchez Oil and Gas Corporation pay the pro rata expense related to their actual use of the aircraft.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file such reports by the applicable dates during 2004. The Company believes that all of these filing requirements were timely satisfied. In making these disclosures, the Company has relied solely on written representations of its directors, executive officers and ten percent shareholders and copies of the reports that they have filed with the Commission.

PROPOSAL—2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors of the Company has appointed the firm of KPMG LLP to audit the accounts of the Company for the 2005 fiscal year. The firm has audited the books of the Company and its predecessor, IBC, annually since 1979.

        Audit services rendered by KPMG LLP for the fiscal year ended December 31, 2004 included the annual audit of the Company's consolidated financial statements, which are included in reports to shareholders and the Securities and Exchange Commission; and consultation on accounting and related matters and services performed in connection with other regulatory filings.

        Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

        Ratification of the appointment of independent auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express whether they ratify the appointment. If shareholder ratification is not obtained, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The Board of

Directors of the Company recommends that the shareholders ratify the appointment of KPMG LLP as the independent auditors. The affirmative vote of a majority of the shares present and entitled to vote thereon will constitute approval.

PROPOSAL—3

INCREASE IN AUTHORIZED SHARES PROPOSAL

INTRODUCTION

        The Company is proposing to amend its Articles of Incorporation to increase the authorized number of shares of Common Stock, $1.00 par value per share, from 105,000,000 to 275,000,000 (the "Increase in Authorized Share Proposal"). The Company is requesting its shareholders to approve the proposed increase in the number of authorized shares of Common Stock.

        For the reasons set forth below, the Board of directors believes that the best interests of the Company and its shareholders will be served if the Company's Articles of Incorporation are amended to increase the authorized number of shares of Common Stock, $1.00 par value per share, from 105,000,000 to 275,000,000 shares. The Board of Directors has unanimously approved and recommends a vote "FOR" the Increase in Authorized Shares Proposal.

AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

        The Board of Directors has approved for submission to the shareholders a proposal relating to the amendment of Article IV of the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock, par value $1.00 per share, from 105,000,000 to 275,000,000. The additional 170,000,000 shares of Common Stock, which will be authorized if this proposal is approved, will increase the number of authorized, unissued and unreserved shares of Common Stock of the Company. Currently, before the proposed increase, the number of authorized, unissued, and non-treasury shares of Common Stock of the Company is 36,185,048. Of this amount, 388,157 shares are reserved for issuance pursuant to the exercise of certain stock options of the Company. The newly authorized shares would, if and when issued, have the same rights and privileges as the shares of Common Stock presently outstanding. The holders of Common Stock have no preemptive rights to acquire any of the Company's Common Stock under the existing Articles of Incorporation and will not have any such rights if this proposal is approved.

        The Board of Directors believes that it is desirable to have the additional authorized shares of Common Stock available for stock dividends or splits, stock options, future financing and acquisition transactions, or other general corporate purposes as well as to enable the Company to take advantage of favorable opportunities which may arise in the future. The additional shares of Common Stock would be available for issuance without further action by the shareholders and without the accompanying delay and expense involved in calling a special meeting of shareholders, except as may otherwise be required by law. The issuance of any additional shares of Common Stock may result in a dilution of the voting power of the shareholders, as well as their respective equity interests in the Company. At the date of this Proxy Statement, the Company has no arrangements, commitments or plans with respect to the sale or issuance of any of the additional shares of Common Stock as to which authorization is sought.

        In addition, the Board could use the authorized but unissued shares of Common Stock to create impediments to a takeover or a change of control of the Company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. For example, the Company might seek to frustrate a takeover attempt by making a private sale of a large block of shares to a third party who was opposed to such an attempt. The increase in authorized stock might also be considered as having the effect of discouraging an attempt by a third party to acquire control of the Company, through the acquisition of a substantial number of shares, since the issuance of any shares could be used to dilute the stock ownership of shares of the Company's voting stock held by such third party. Accordingly, an effect of the increase in the number of authorized shares of Common Stock may be to deter a future takeover attempt. The Board is not presently aware of any plans to acquire control of the Company and has not proposed the amendment to the Articles of Incorporation as an anti-takeover measure.

        The proposed amendment to the Company's Articles of Incorporation would cause Article IV thereof to read in its entirety as follows:

          The aggregate number of shares which the corporation shall have the authority to issue is Two Hundred Seventy-Five Million (275,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share.

VOTE REQUIRED FOR APPROVAL

        Approval of the Amendment to Article IV requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on such matter. THE BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENT TO ARTICLE IV OF THE COMPANY'S ARTICLES OF INCORPORATION. Unless otherwise specified, all properly executed proxies received by the Company will be voted in favor of the approval of the amendment.

PROPOSAL—4

PROPOSAL TO APPROVE THE 2005 INTERNATIONAL BANCSHARES CORPORATION
STOCK OPTION PLAN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING RESOLUTION:

  "RESOLVED: That the 2005 International Bancshares Corporation's Stock Option Plan adopted by the Board of Directors on April 1, 2005, be and hereby is approved, ratified and confirmed."

        On April 1, 2005, the Board of Directors of the Company adopted the 2005 International Bancshares Corporation Stock Option Plan (the "Plan"). The Plan became effective upon such approval, subject to the approval of the Plan by the shareholders of the Company. Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on this matter and present, in person or by proxy, at the Annual Meeting. The Plan will replace the 1996 International Bancshares Corporation Stock Option Plan (the "1996 Plan"), which will be terminated, for purposes of granting further options, upon shareholder approval of the Plan. The 1996 Plan would otherwise expire according to its terms on April 3, 2006. As of April 1, 2005, options for up approximately 383,400 shares of stock remained eligible for grant under the 1996 Plan. The adoption of the Plan will not affect the terms of any outstanding options under the 1996 Plan, and such outstanding options will continue to be governed by the terms of the 1996 Plan.

        The purpose of the Plan is to increase the interest of officers, employees, consultants and advisors of the Company (the "Eligible Persons") in its future growth and success through the added incentive created by the opportunity afforded for stock ownership under the Plan. The Company, through the Plan, seeks to motivate officers, employees, consultants and advisors and to attract highly competent individuals whose judgment, initiative and continuing effort will contribute to the success of the Company.

        Approval of the Plan by shareholders will also constitute approval of (i) the performance criteria upon which performance-based awards that are intended to be deductible by the Company may be based, and (ii) the limits on the amount of cash and shares that may be awarded to any individual participant to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The complete text of the Plan is set forth in Exhibit A to this Proxy Statement, which is incorporated herein by reference. The following summary of the material features of the Plan does not purport to be complete and is qualified in its entirety by reference to Exhibit A.

General Information

        The Stock Option Plan Committee of the Board of Directors administers the Plan (the "Committee") and determines the terms and conditions under which options ("Options") to purchase shares of Common Stock may be awarded.

        Subject to the adjustment provisions described below, the maximum number of shares of Common Stock which may be made subject to Options granted under the Plan is 380,000. Subject to the adjustment provisions described below, the maximum number of shares of Common Stock covered by Options which may be granted to any Eligible Person in any fiscal year is 75,000 shares. The shares to be issued under the Plan may be either treasury shares or newly issued shares. Any shares subject to Options granted under the Plan that lapse or are terminated or forfeited for any reason prior to exercise may be made subject to subsequent grants under the Plan.

Options

        The Committee has full and final authority to select those Eligible Persons who will be granted Options. Options granted under the Plan may be Incentive Stock Options ("ISOs"), as defined in Section 422 of the Code, or options not qualifying for treatment as ISOs ("Nonstatutory Stock Options"). Subject to applicable provisions of the Code, the Committee determines the recipients of Options and the terms of the Options, including the type of Option, the number of shares for which an Option is granted, the term of the Option and the time(s) when the Option can be exercised. Restrictions on the exercise of an Option may, at the discretion of the Committee, be contained in the agreement with the participant or in the Committee's procedures. Each ISO must comply with all the requirements of Section 422 of the Code. The Committee may in its discretion waive any condition or restriction on the exercise of an Option and may accelerate the time at which any Option is exercisable.

        The price per share of Common Stock subject to an Option (the "Option Price") is set by the Committee. In the case of ISOs, the Option Price may not be less than the fair market value of Common Stock (as determined in accordance with the Plan) on the date of the grant of the ISOs; provided, however, the Option Price of an ISO granted to an Eligible Person that owns 10% or more of the Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of grant of the ISOs. In the case of Nonstatutory Stock Options, there are no restrictions with respect to the Option Price. The Committee also determines the manner in which the Option Price of an Option may be paid, which may include the tender of cash or securities or the withholding of Common Stock or any other arrangement satisfactory to the Committee. The fair market value of the Common Stock on April 1, 2005 is believed to be $35.00 per share based on the recent trade of shares of Common Stock at that price on April 1, 2005. The stock trades under the NASDAQ market under the ticker symbol "IBOC."

        Options granted under the Plan may be exercisable for a period of up to 10 years from the date of grant, excluding ISOs granted to 10% shareholders which may be exercisable for a period of up to only 5 years. Within these limitation periods, the Committee will determine the expiration dates of Options. Options may be exercised at any time or from time to time, within their terms, in whole or in part, or otherwise as shall be determined by the Committee.

        Except as specifically provided by a duly executed Stock Option Agreement (as hereinafter defined) or unless approved by the Committee, an Option or any of the rights thereunder may be exercised by such Participant only, and may not be transferred or assigned, voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, descent and distribution and succession).

New Plan Benefits

        All Options granted under the Plan are subject to the approval of the Plan by the shareholders of the Company at the 2005 Annual Meeting of Shareholders. The number and type of Options that may be granted under the Plan, the number of employees who may be granted such Options and the allocation of such Options among such employees have not been determined at this time.

Administration of the Plan

        The Committee will administer the Plan and will consist of members of the Board of Directors who are "non-employee directors" (as that term is defined in Rule 16b-3 promulgated under Section 16 of the Exchange Act) and "outside directors" (as that term is defined in the regulations promulgated under Section 162(m) of the Code, as may be modified or amended). The Committee may designate employees of the Company and its subsidiaries and professional advisors to assist the Committee in the administration of the Plan and may employ and rely upon the advice of such legal counsel, consultants, and agents as it may deem desirable for the administration of the Plan. The Committee determines the amounts, times, forms, terms and conditions of grants under the Plan. Participation in the Plan is determined by the Committee and may include any officer, employee, consultant or advisor selected by the Committee. There are approximately 2,604 full time employees of the Company and its subsidiaries and currently approximately 285 of said employees participate in the 1996 Plan. The cost of administering the Plan shall be borne solely by the Company. Generally, no member of the Board of Directors or the Committee shall be liable for any action or determination taken or made with respect to the Plan. In addition, the Company will indemnify the Board of Directors and the Committee against any losses in connection with administration of the Plan.

        As a condition to any grant under the Plan, each participant must enter into a stock option agreement (the "Stock Option Agreement") containing such terms and conditions relating to such grant as shall be determined by the Committee consistent with the terms of the Plan. In addition, the Committee may from time to time establish procedures governing the administration of the Plan and terms and conditions related to the grant of awards under the Plan.

        The Board of Directors may at any time amend, suspend or terminate the Plan without shareholder approval or approval of participants, except that shareholder approval is required if any action may increase the total number of shares of Common Stock subject to the Plan (other than pursuant to the adjustment provisions of the Plan). In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company or another corporation by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up, or stock dividend, corresponding adjustments shall be made to the number and kind of shares which may be granted under this Plan, as well as the number, the Option Price, and the kind of shares or property subject to each outstanding Option, unless otherwise determined by the Committee. The 380,000 maximum number of shares of Common Stock which may be made subject to Options granted under the Plan does not reflect any adjustment for the 25% stock dividend declared by the Board of Directors on April 1, 2005 and payable to shareholders of record as of May 2, 2005. Upon the effectiveness of such stock dividend, such maximum number of shares available under the Plan will be automatically increased accordingly.

        The Plan contains a self-operative provision that modifies any term of the Plan that varies from or conflicts with any applicable Federal or state securities laws and regulations in effect from time to time so that such term conforms to and complies with such laws.

        The Plan contains provisions to enable the Company to satisfy its tax withholding obligations pursuant to such arrangements as are satisfactory to the Committee. The Committee may permit participants to pay such taxes through the tender of cash or securities or the withholding of Common Stock or any other arrangement satisfactory to the Committee.

Change of Control Provisions

        Unless the Committee otherwise expressly sets forth in the Stock Option Agreement, upon certain events effectively constituting a Change of Control (as defined in the Plan) of the Company, some or all of the Options granted under the Plan that are otherwise subject to vesting over a period of time can, under certain circumstances, may, in the discretion of the Committee, become fully and immediately exercisable and/or terminated; provided, that if any Options are terminated, Participants may be granted the right to exercise any vested Option prior to the Change of Control or the right to receive a cash payment (as more fully described in the Plan).

        The Change of Control provisions in the Plan may cause a possible merger, takeover of the Company, acquisition of control of the Company by a principal shareholder or change in management to be more expensive than it would be in the absence of such provisions. The Plan is not being proposed in response to any present actions known to the Board of Directors. The Board of Directors believes that on balance the Plan will be of significant benefit to the Company, its shareholders and its employees.

Federal Income Tax Consequences

        Code Section 162(m).    A publicly-held corporation may not, subject to limited exceptions, deduct for Federal income tax purposes certain compensation paid to an executive officer who is the chief executive officer or one of the four other highest paid executive officers in excess of $1 million in any taxable year (the "$1 million cap"). In general, compensation received on account of the exercise of options that were granted on or prior to February 17, 1993 will not be subject to the $1 million cap. Also, certain other performance based compensation may not be subject to the $1 million cap. Compensation attributable to the exercise of options and other awards granted after February 17, 1993, however, may be counted in determining whether the $1 million cap has been exceeded in any taxable year if such compensation does not qualify as performance based compensation. The Company believes that any Options to be granted under the Plan with an exercise price at or above the fair market value of the Common Stock on the date of grant will qualify as performance based compensation and will not be subject to the $1 million cap.

        Nonstatutory Stock Options.    Under the Code, a participant receiving a Nonstatutory Stock Option generally does not recognize taxable income upon the grant of the Option. A participant does, however, recognize ordinary income upon the exercise of a Nonstatutory Stock Option to the extent that the fair market value of Common Stock on the date of exercise exceeds the Option Price. Upon the subsequent sale of the shares acquired pursuant to a Nonstatutory Stock Option, any gain or loss should be capital gain or loss, assuming the shares represent a capital asset in the hands of the participant. Generally, the applicable long-term capital gains rate under current law is more favorable to individuals than the current tax rate applicable to short-term capital gains and ordinary income.

        Incentive Stock Options.    The grant of an ISO does not result in taxable income to a participant. The exercise of an ISO also does not result in taxable income, provided that the employment requirements specified in the Code are satisfied, although such exercise may give rise to alternative minimum taxable income for the participant. In addition, if the participant does not dispose of Common Stock acquired upon exercise of an ISO during the statutory holding period, then any gain or loss upon the subsequent sale of Common Stock should be a long-term capital gain or loss, assuming the shares represent a capital asset in the participant's hands.

        The statutory holding period for Common Stock acquired pursuant to the exercise of an ISO is the later of two years from the date the ISO is granted or one year from the date the Common Stock is transferred to the participant pursuant to the exercise of the ISO. If the employment and statutory holding period requirements are satisfied, the Company may not claim any Federal income tax deduction upon the grant of the ISO, the exercise of the ISO or the subsequent sale of Common Stock received upon exercise of the ISO. If these requirements are not satisfied, the amount of ordinary income taxable to the participant is the lesser of (i) the fair market value of Common Stock on the date of exercise minus the Option Price, and (ii) the amount realized on disposition minus the Option Price.

        If the exercisability of an Option is accelerated as a result of a Change of Control or for any reason, an ISO may be deemed to be a Nonstatutory Stock Option and all or a portion of the value of the relevant award at that time may be a "parachute payment" for purposes of determining whether a 20% excise tax is payable by the participant as a result of the receipt of an "excess parachute payment" pursuant to Section 4999 of the Code. Also, the Company will not be entitled to an income tax deduction for the portion of any parachute payment which is subject to the excise tax.

        Tax Consequences Regarding "Deferred Compensation."    Grants of Options under the Plan could constitute "deferred compensation" within the meaning of recently enacted provisions of the Code governing "non-qualified deferred compensation plans." Failure to comply with these new rules regarding participant elections and the timing of distributions could force certain participants to recognize ordinary income for federal income tax purposes earlier than they would otherwise be required to do so as described above as well as pay substantial penalties. The Plan incorporates the requirements of these new deferred compensation rules, as they are currently in effect or as they may be subsequently modified or interpreted by the Internal Revenue Service or by case law, into the terms of all Option grants in order to avoid such unfavorable tax consequences to participants.

        Tax Consequences to the Company.    Generally, the Company may deduct for Federal income tax purposes only the amount that would be included in a participant's ordinary income (if any) upon the participant's exercise of a Nonstatutory Stock Option, subject to applicable withholding and reporting requirements and subject to possible limitations on deductibility, including (but not limited to) Sections 280G and 162(m) of the Code and the general rules regarding reasonable compensation. The Company's deduction is allowed in the taxable year that such amount is includible in the participant's gross taxable income. Generally, the Company will not be entitled to an income tax deduction with regard to the exercise of an ISO. However, in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied, the Company may be entitled to a deduction.

        Other Requirements and Tax Consequences.    The above discussion is only a summary of the current federal income tax treatment of certain stock option grants. It does not cover all of the special rules and tax consequences, including provisions to allow participants under certain circumstances to electively recognize ordinary income upon the grant of an Option (and the related tax consequences), rules relating to participants subject to Section 16(b) of the Securities Exchange Act of 1934, or the state, local, foreign or other federal tax consequences (i.e. gift or estate) involving the grant of stock options. A participant should consult his or her own tax advisor with respect to the specific federal, state, local and other tax consequences of participation in the Plan.

Approval

        In the opinion of the Board of Directors, the Plan will be of significant benefit to the Company in providing an incentive for officers and employees to remain in the employ of the Company and in stimulating the active interest of such persons in the development and financial success of the Company. The Board of Directors recommends that the shareholders vote "FOR" the adoption of the Plan. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the adoption of the Plan.

        The affirmative vote of the holders of a majority of the shares entitled to vote on this matter and represented in person or by proxy is required to approve the Plan. Brokers do not have discretionary voting power with respect to this proposal.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

        The 2006 Annual Meeting of Shareholders will be held on May 15, 2006. In connection with the Company's next annual meeting, shareholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article II, Section 12 of the Company's Bylaws, which provides that business at an annual meeting of shareholders must be (a) pursuant to the Company's notice of meeting, (b) by or at the direction of the Board of Directors or(c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in Section 12 of the Bylaws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in Section 12. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary.

        To be timely, a shareholder's notice shall be delivered to the Secretary of the Company at 1200 San Bernardo Avenue, Laredo, Texas 78042 not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Such shareholder's notice is required to set forth as to each matter the shareholder proposes to bring before an annual meeting certain information specified in the Bylaws. A copy of the Bylaws of the Company may be obtained from the Secretary of the Company at the address set forth above.

        Proposals from shareholders which are intended to be included in the proxy statement relating to the Company's 2006 Annual Meeting of Shareholders must comply with Rule 14a-8 under the Exchange Act and must be received in writing by the Company at its principal executive offices at the address set forth above no later than December 20, 2005.

OTHER MATTERS

        No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company. In the event that any of the nominees for director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as Proxies will vote for such substitute nominee(s) as the Board of Directors recommends, or in the absence of such recommendation, such other persons as they consider to be in the best interests of the Company.

INTERNATIONAL BANCSHARES CORPORATION
Dennis E. Nixon President
Dated: April 18, 2005

THE COMPANY WILL PROVIDE SHAREHOLDERS WITH A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR THE PERIOD ENDED DECEMBER 31, 2004, WITHOUT CHARGE, UPON WRITTEN REQUEST ADDRESSED TO THE TREASURER OF THE COMPANY, MS. IMELDA NAVARRO AT:

INTERNATIONAL BANCSHARES CORPORATION
P. O. Box 1359
Laredo, Texas 78042-1359
(956) 722-7611 Extension 6222

EXHIBIT A

2005 INTERNATIONAL BANCSHARES CORPORATION
STOCK OPTION PLAN

        The 2005 INTERNATIONAL BANCSHARES CORPORATION STOCK OPTION PLAN (the "Plan") is intended to advance the interests of the Company and its shareholders by affording officers, employees, consultants and advisors of the Company and its Subsidiaries an opportunity to increase their proprietary equity interest in the Company by the grant of Options to them under the terms set forth herein. The Company seeks to motivate and retain present officers, employees, consultants and advisors of the Company and its Subsidiaries as well as attract highly competent individuals whose judgment, initiative, leadership, and continued effort will contribute to the success of the Company and its Subsidiaries. The Company believes that this Plan will contribute to that end.

ARTICLE I

DEFINITIONS

        For purposes of this Plan:

        1.01    Board of Directors.    The term "Board" or "Board of Directors" shall mean the Board of Directors of the Company.

        1.02    Change of Control.    The term "Change of Control" shall mean the occurrence of any of the following events:

          (i)    any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Company, any affiliate (as defined in Rule 144 under the Securities Act) of the Company as of the Effective Date, any Sanchez Shareholder, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing more than 20% of the combined voting power of the Company's then outstanding voting securities; provided, however, a Change of Control shall not be deemed to occur solely because such person acquired beneficial ownership of more than 20% of the combined voting power of the Company's then outstanding voting securities as a result of the acquisition of voting securities by the Company, which by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition by the Company, such person becomes the beneficial owner of any additional voting securities which increases the percentage of the then outstanding voting securities beneficially owned by such person, then a Change of Control shall occur;

          (ii)   during any period of 24 consecutive months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsection (i), (iii) or (iv) of this Section 1.02) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

          (iii)  the shareholders of the Company approve a merger, consolidation or reorganization of the Company with any other corporation, other than a merger, consolidation or reorganization which would result in the shareholders of the Company immediately before such merger, consolidation or reorganization, owning, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization; or

          (iv)  the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

        1.03    Change in Control Price.    The term "Change in Control Price" shall mean the price per share of Stock paid in any transaction related to a Change in Control.

        1.04    Code.    The term "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, provided that any specific reference herein to a particular section of the Code will, to the extent applicable, refer to the corresponding section or provision of any such successor statute.

        1.05    Committee.    The term "Committee" shall mean a committee of the Board appointed by the Board from time to time consisting of at least two (2) members of the Board, each of whom is both a Non-Employee Director and an Outside Director.

        1.06    Company.    The term "Company" shall mean INTERNATIONAL BANCSHARES CORPORATION, a Texas corporation, and any successor thereof.

        1.07    Effective Date.    The term "Effective Date" shall mean that term as defined in Section 11.01 hereof.

        1.08    Eligible Person.    The term "Eligible Person" shall mean any officer, employee, consultant or advisor of the Company or any Subsidiary, as may be designated from time to time by the Committee as eligible to receive an Option subject to the conditions set forth herein.

        1.09    Exchange Act.    The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        1.10    Fair Market Value.    The term "Fair Market Value" shall mean, unless otherwise required by the Code, as of any date, the last sales price reported for the Stock on the applicable date, (i) as reported by the national securities exchange in the United States on which it is then traded or The Nasdaq Stock Market, Inc. or (ii) if not traded on any such national securities exchange or The Nasdaq Stock Market, Inc., as quoted on an automated quotation system sponsored by the National Association of Securities Dealers, Inc., or if the Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Stock was reported or quoted; provided, however, that the Committee may modify the definition of Fair Market Value to reflect any changes in the trading practices of any exchange or automated system sponsored by the National Association of Securities Dealers, Inc. on which the Stock is listed or traded. If the Stock is not readily traded on a national securities exchange, The Nasdaq Stock Market, Inc. or any system sponsored by the National Association of Securities Dealers, Inc., the Fair Market Value shall be determined in good faith by the Committee.

        1.11    Incentive Stock Option.    The term "Incentive Stock Option" shall have the meaning given to it by Section 422 of the Code and as further defined in Article VI hereof.

        1.12    Non-Employee Director.    The term "Non-Employee Director" shall have the meaning given to it by Rule 16b-3 promulgated under the Exchange Act.

        1.13    Nonstatutory Stock Option.    The term "Nonstatutory Stock Option" shall mean any Option granted by the Company pursuant to this Plan which is not an Incentive Stock option.

        1.14    Option.    The term "Option" shall mean an option granted by the Company to purchase Stock pursuant to the provisions of this Plan and the related Stock Option Agreement executed pursuant hereto.

        1.15    Option Price.    The term "Option Price" shall mean the price per share of Stock purchasable under an Option. The Option Price of an Option shall be determined by the Committee at the time of grant and, in the case of an Incentive Stock Option or a Nonstatutory Stock Option, shall not be less than the Fair Market Value on the date of grant, unless, in the case of a Participant who is granted an Incentive Stock Option, such Participant owns more than ten percent (10%) of the Stock or more than ten percent (10%) of the voting stock of any Subsidiary, in which case the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date of grant.

        1.16    Outside Director.    The term "Outside Director" shall have the meaning given to it in the Regulations promulgated under Section 162(m) of the Code, as may be amended from time to time.

        1.17    Participant.    The term "Participant" shall mean an Eligible Person who has been granted an Option hereunder.

        1.18    Plan.    The term "Plan" shall mean the 2005 International Bancshares Corporation Stock Option Plan.

        1.19    Regulations.    The term "Regulations" shall mean the regulations promulgated under the Code.

        1.20    Sanchez Family.    The term "Sanchez Family" shall mean the Estate of Alicia M. Sanchez, deceased, and Alicia M. Sanchez's children, grandchildren and great-grandchildren.

        1.21    Sanchez Shareholder.    The term "Sanchez Shareholder" shall mean a shareholder of the Company who is a member of the Sanchez Family or a corporation, partnership, or other entity in which one or more of the members of the Sanchez Family beneficially own a majority of the ownership interest, or a trust in which all of the beneficial interests are held by or for one or more members of the Sanchez Family; provided, however, a trustee of such trust must be a member of the Sanchez Family.

        1.22    Securities Act.    The term "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

        1.23    Stock.    The term "Stock" shall mean common stock, par value $1.00 per share, issued by the Company.

        1.24    Stock Option Agreement.    The term "Stock Option Agreement" shall mean the agreement as described in Section 3.04 of this Plan between the Company and the Participant under which such Participant receives an Option pursuant to this Plan.

        1.25    Subsidiary.    The term "Subsidiary" shall mean any subsidiary corporation, as defined in Section 424(f) of the Code, to which the Committee has determined to extend the application of this Plan.

ARTICLE II

PARTICIPATION

        2.01    Participation.    A grant of an Option under this Plan may be made by the Committee to any Eligible Person. In determining the eligibility of an individual to be granted an Option, as well as in determining the number of shares to be issuable pursuant to Options granted to any individual, the Committee shall take into account the position and responsibilities of the individual being considered, the nature and value to the Company or its Subsidiaries of his or her service and accomplishments, his or her present and potential contribution to the success of the Company or its subsidiaries, and such other factors as the Committee may deem relevant.

        2.02    Limitations on Grants to Individual Participant.    Subject to adjustments pursuant to the provisions of Section 3.03 hereof, the number of shares of Stock which may be covered by Options granted hereunder to any Participant during any fiscal year shall not exceed 75,000 shares. If an Option is cancelled, the cancelled Option shall continue to be counted toward such 75,000 share limit for the year granted. An

Option that is re-priced during any fiscal year shall be treated as the cancellation of such Option and a grant of a new Option for purposes of the 75,000 share limit for that fiscal year.

ARTICLE III

SHARES OF STOCK SUBJECT TO PLAN

        3.01    Limitations.    Subject to Section 3.02 and the adjustments pursuant to the provisions of Section 3.03 hereof, the number of shares of Stock covered by Options which may be granted hereunder to Participants under all Options shall not exceed Three Hundred Eighty Thousand (380,000) shares. The shares of Stock which may be issued by the Company upon exercise of an option may be issued out of the Company's authorized and unissued shares of Stock or reaquired shares of Stock (treasury stock).

        3.02    Availability Of Shares Once Issued Under Plan.    Once an Option has lapsed, terminated or been forfeited, the Committee shall have the sole discretion to issue a new Option to any Eligible Person, covering the number of shares to which such lapsed, terminated or forfeited Option related.

        3.03    Adjustments To Options Once Issued.    In the event that the outstanding shares of Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation or other entity by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made (i) in the number and kind of shares as to which Options may be granted under the Plan, (ii) the number and kind of shares which may be granted to an Eligible Person in any one taxable year of the Company, (iii) the number and kind of shares as to which outstanding Options or portions thereof then unexercised shall be exercisable, to the end that securities issuable upon exercise of any Option after such event shall be equivalent to the securities which would have been issuable upon exercise of such Option had such exercise been completed prior to such event, and (iv) a corresponding adjustment in the Option Price shall be made to each outstanding Option. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive on all persons. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number, type or price of Stock subject to an Option.

        3.04    Grants and Agreement.    Each grant of an Option under this Plan shall be evidenced by a written Stock Option Agreement dated as of the date of the grant and executed by the Company and the Participant. The rights of a grantee in and to an Option shall become effective only upon execution and delivery by the Company of the Stock Option Agreement. Such Stock Option Agreement shall set forth the terms and conditions of such Option, as may be determined by the Committee consistent with this Plan, and shall indicate whether the Option that it evidences is intended to be an Incentive Stock Option or a Nonstatutory Stock Option.

        3.05    Restrictions on Stock.    Stock issuable upon exercise of an Option granted under the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Committee, consistent with the Code and Regulations.

ARTICLE IV

OPTIONS

        4.01    Options; Grant and Exercise.    The Committee shall have full and final authority to select those Eligible Persons who will be granted Options and whether such options shall be Incentive Stock Options or Nonstatutory Stock Options. Subject to Federal and state statutes then applicable and the express terms of this Plan, the terms and procedures by which an Option may be exercised shall be set forth in the Participant's Stock Option Agreement or in procedures established by the Committee. Certain of the procedures for the notice of the grant of an Option, the execution of the Stock Option Agreement, and the exercise of an Option, are as follows:

          (a)   As soon as practicable after a determination is made by the Committee to grant an Option to an Eligible Person, as set forth in this Article IV, the appropriate officer or officers of the Company shall give notice (written or oral) to such effect to each such Eligible Person, which notice shall be accompanied by a copy or copies of the Stock Option Agreement to be executed by such Eligible Person. The Stock Option Agreement shall designate whether it is an Incentive Stock Option or Nonstatutory Stock Option.

          (b)   Upon the due execution by such Eligible Person and the Company of a Stock Option Agreement (on such terms as the Committee shall determine) within such number of days from the giving of such notice as shall be specified in such notice (unless waived by the Company), such Option shall be granted and such Eligible Person shall become and be a Participant.

          (c)   Each Option granted under the Plan shall, subject to this Section, be exercisable at such time or times and during such period as shall be set forth in the Stock Option Agreement and as set forth herein; provided, however, that no Option granted under the Plan shall have a term in excess of ten (10) years from the date of grant, and shall be exercisable only if compliance with all applicable Federal and state securities laws can be effected. The Committee may permit payment of the Option Price to be made through the tender of cash or securities, the withholding of Stock, or any other arrangement satisfactory to the Committee.

        4.02    Vesting of Options.    The Stock Option Agreement shall specify the date or dates on which the Stock subject to such Stock Option Agreement shall vest and the date or dates on which the Participant may begin to exercise all or a portion of such Option. To the extent not exercised, the vested portion of the option shall be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option terminates. Notwithstanding the terms of any Stock Option Agreement, the Committee at any time may accelerate such date or dates and otherwise waive or amend any conditions of the Option in a manner that is not adverse to the Option holder. A Participant's subsequent transfer or disposition of any Stock obtained through the exercise of an option shall be subject to any Federal and state laws then applicable, specifically including securities laws.

ARTICLE V

NONSTATUTORY STOCK OPTION

        5.01    General.    The Committee may grant Nonstatutory Stock Options to Eligible Persons under this Plan. The grant of Nonstatutory Stock Options shall be designated as such in a Participant's Stock Option Agreement. Such Nonstatutory Stock Options must comply with all requirements of this Plan except for those contained in Article VI hereof.

ARTICLE VI

INCENTIVE STOCK OPTIONS

        6.01    General.    The Committee may only grant Incentive Stock Options under this Plan to Eligible Persons who are employees (including officers) of the Company or any Subsidiary. All Incentive Stock Options shall comply with all of the restrictions and limitations set forth in Section 422 of the Code and Regulations issued thereunder, and this Article. To the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a Nonstatutory Stock Option.

        6.02    Terms and Conditions of Incentive Stock Options.    Notwithstanding any other provision of this Plan, Incentive Stock Options shall be subject to such terms and conditions as shall be determined by the Committee, which shall include the following:

          (a)   The Option Price shall be an amount determined by the Committee in accordance with the provision of Section 1.14 hereof.

          (b)   No Incentive Stock Option shall be exercisable after the lapse of ten (10) years from the date such Incentive Stock Option is granted; provided, however, if the Participant owns more than ten percent (10%) of the Stock or of the voting stock of any Subsidiary, such Participant's Incentive Stock Option shall not be exercisable after the lapse of five (5) years from the date such Incentive Stock Option is granted.

          (c)   Except as provided in this Subsection 6.02(c) and Subsections 6.02 (d) and (e), all Incentive Stock Options granted to a Participant shall terminate no later than three (3) months from the date the Participant's service with the Company terminates; provided, however, if the Participant's service with the Company terminates as a result of the Participant's permanent disability, such Incentive Stock Options shall terminate no later than twelve (12) months from the date that the Participant's service with the Company terminates as a result of such disability. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide in the Stock Option Agreement for the termination of the Option upon the Participant's termination of service with the Company prior to such three (3) month period or twelve (12) month period, as the case may be.

          (d)   An Incentive Stock Option or any of the rights thereunder may be exercised by such Participant only, and may not be transferred or assigned, voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, descent and distribution and succession); provided, however, that the Committee may approve a transfer of an Incentive Stock Option, or a Stock Option Agreement relating thereto may provide for a transfer by will or the laws of descent and distribution. During the lifetime of the Participant, such Incentive Stock Option shall be exercisable or perfected only by the Participant in accordance with the terms of this Plan and the Stock Option Agreement. If such transfer by will or the laws of descent and distribution is provided for in a Stock Option Agreement or such transfer is approved by the Committee, upon the death of a Participant who has been granted an Incentive Stock Option, such Incentive Stock Option exercisable on the date of death may be exercised by the Participant's estate or by a person who acquires the right to exercise such Incentive Stock Option pursuant to the Participant's will or by the laws of descent and distribution, provided that, subject to any additional restrictions in the Stock Option Agreement or imposed by the Committee, the exercise of the Incentive Stock Option must occur within both the remaining term of the Incentive Stock Option and twelve (12) months after the Eligible Person's death. The provisions of this Section 6.02(d) shall apply notwithstanding that the Participant's employment may have terminated prior to death, but only to the extent that such Incentive Stock Option is exercisable on the date of death.

          (e)   An Incentive Stock Option may provide, in the Committee's discretion, that if the provisions of this Article VI are not satisfied, the Option granted shall not lapse and the option shall be classified as a Nonstatutory Stock Option.

          (f)    Stock issued to a Participant pursuant to an Incentive Stock Option may not be disposed of in any fashion, voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, descent and distribution and succession) to any person within two (2) years from the date of the granting of the Incentive Stock Option nor within one (1) year after the transfer of such Stock to him; provided, however, that if an insolvent Participant holds Stock acquired pursuant to his exercise of an Incentive Stock option, and if such stock is transferred to a trustee, receiver, or other similar fiduciary in any proceeding under Title 11 of the United States Code or any other similar insolvency proceeding, neither such transfer, nor any other transfer of such Stock for the benefit of his creditors in such proceeding, shall constitute a disposition of such Stock for purposes of this Plan and the Stock Option Agreements.

        6.03    Limitations on Grants of Incentive Stock Options.    The Committee may not grant an Incentive Stock Option hereunder to an Eligible Person if such grant could result in the aggregate Fair Market Value (determined at the time each incentive stock option is granted) of Stock with respect to which incentive stock options are exercisable for the first time by such Eligible Person during any calendar year (under all incentive stock option plans of the Company or its parent or subsidiaries, if any, as defined in Section 424(e) and (f) of the Code) exceeding one hundred thousand dollars ($100,000) or such other maximum amount which is permissible under the Code, as it may be amended, on the date of such grant; provided, however, for purposes of determining whether a proposed grant of an Incentive Stock Option is permissible under this Section 6.03, the Committee shall not consider the possible accelerated vesting upon (i) a Change of Control under Article X hereof unless the Committee has received notice of such Change of Control or (ii) the occurrence of any other event as may be provided in a Stock Option Agreement.

ARTICLE VII

STOCK CERTIFICATES

        7.01    Stock Certificates.    The Company shall not be required to issue or deliver any certificate for shares of Stock upon the exercise of any option or of any portion thereof prior to fulfillment of all of the following conditions:

          (a)   The admission of such shares to listing or quotation on all stock exchanges or automated quotation systems on which the Stock is then listed or quoted, if any;

          (b)   The completion of any registration or other qualification of such shares under any Federal or state law, under the rulings or regulations of the Securities and Exchange Commission, or under any other governmental regulatory agency which the Committee shall in its sole discretion determine to be necessary or advisable;

          (c)   The obtaining of any approval or other clearance from any Federal or state governmental agency which the Committee shall in its sole discretion determine to be necessary or advisable; and

          (d)   The lapse of such reasonable period of time following the exercise of the Option as the Committee from time to time may establish for reasons of administrative convenience.

        If these conditions are not satisfied the Participant may lose his rights to such Stock as determined by the Committee.

ARTICLE VIII

PLAN ADMINISTRATION

        8.01 Plan Administration.

          (a)   This Plan and all Stock Option Agreements shall be administered, and all grants of Options under this Plan shall be granted, by the Committee. The Committee shall have full authority and absolute sole discretion:

            (i)    To determine, consistent with the provisions of this Plan, which of the Eligible Persons shall be granted Options; the form and terms of such Options; the timing of such grants; the number of shares subject to each option and the option Price of Stock covered by each option; the restrictions, if any, applicable to the shares of Stock issuable upon the exercise of each Option; and the period over which the Option shall vest and become and remain exercisable;

            (ii)   To construe and interpret this Plan and the Stock Option Agreements;

            (iii)  To determine the terms and provisions of each respective Stock Option Agreement, which need not be identical.

            (iv)  To make all other determinations and take all other actions deemed necessary or advisable for the proper administration of this Plan;

            (v)   To modify and amend outstanding Options unilaterally in any manner that is not adverse to the Option holder; and

            (vi)  To adopt, alter, and repeal such rules, guidelines, and practices for administration of this Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of this Plan and any Option (including related Stock Option Agreements); to make all determinations it deems advisable for the administration of this Plan; to decide all disputes arising in connection with this Plan; and to otherwise supervise the administration of this Plan.

          (b)   The decision of the Committee as to all questions of interpretation and application of the Plan and the Stock Option Agreements shall be final, binding and conclusive on all persons. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Stock Option Agreement granted hereunder in the manner and to the extent it shall deem expedient to carry the Plan into effect and shall be the sole and final judge of such expediency.

        8.02    Advisors to Committee.    The Committee may designate employees of the Company and its Subsidiaries and professional advisors to assist the Committee in the administration of the Plan and may grant authority to employees of the Company to execute agreements or other documents on behalf of the Committee in connection with the administration of the Plan. The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any advice and any computation received from any such counsel, consultant, or agent. The Company shall pay all expenses and costs incurred by the Committee for the engagement of any such counsel, consultant, or agent.

        8.03    Participants Outside the U.S.    In order to conform with the provisions of local laws and regulations in foreign countries in which the Company operates, the Committee shall have the sole discretion to (i) modify the terms and conditions of the Options granted under the Plan to Eligible Individuals located outside the United States; (ii) establish subplans with such modifications as may be necessary or advisable under the circumstances present by local laws and regulations; and (iii) take any action which it deems advisable to comply with or otherwise reflect any necessary governmental regulatory procedures, or to obtain any exemptions or approvals necessary with respect to the Plan or any subplan established hereunder.

ARTICLE IX

MISCELLANEOUS PROVISIONS

        9.01    Applicable Law.    To the extent that state law shall not have been preempted by any laws of the United States, this Plan shall be construed, regulated, interpreted and administered according to the laws of the State of Texas, without regard to conflicts of law principles.

        9.02    Expenses.    The cost of benefit payments from this Plan and the expenses of administering this Plan shall be borne by the Company; provided, however, that except as otherwise specifically provided in this Plan or the applicable Stock Option Agreement between the Company and a Participant, the Company shall not be obligated to pay any costs or expenses (including legal fees) incurred by any Participant in connection with any Stock Option Agreement, this Plan or option or Company Stock held by any Participant.

        9.03    Gender and Number.    Unless the context clearly requires otherwise, the masculine pronoun whenever used shall include the feminine and neuter pronoun, the singular shall include the plural, and vice versa.

        9.04    Headings Not Part Of Plan.    Headings of Articles and Sections are inserted for convenience and reference; they constitute no part of this Plan.

        9.05    Indemnification.    No member of the Board of Directors or the Committee shall be liable for any action or determination taken or made in good faith with respect to this Plan nor shall any member of the Board of Directors or the Committee be liable for any Stock Option Agreement issued pursuant to this Plan or any grants under it. Without limiting any other rights to indemnification, each member of the Board of Directors and of the Committee shall be indemnified by the Company against any losses incurred in such administration of this Plan to the fullest extent permitted by the Texas Business Corporation Act, as amended.

        9.06    Limitation of Rights.

          (a)   Neither the adoption and maintenance of this Plan or Stock Option Agreement nor anything contained herein, shall with respect to any Participant, be deemed to:

            (i)    limit the right of the Company or any Subsidiary to discharge or discipline any such person, or otherwise terminate or modify the terms of his employment, or

            (ii)   create any contract or other right or interest under this Plan other than as specifically provided in this Plan and a Stock Option Agreement.

          (b)   A Participant shall not be deemed for any purpose to be a shareholder of the Company with respect to any of the Options except to the extent that the Option shall have been exercised with respect thereto, the Option Price therefor shall have been paid in full, and the issuance and delivery of a certificate or certificates evidencing the Stock purchased pursuant to such exercise, and the Participant shall have complied with all applicable provisions of the Plan and the Stock Option Agreement pursuant to which such Options were granted.

        9.07    No Distribution, Compliance With Legal Requirements.

        (a)   Unless the shares to be issued upon exercise of an Option granted under the Plan have been effectively registered under the Securities Act, the Person who exercises such Option, in whole or in part, shall give a written representation and undertaking to the Company which is satisfactory in form and scope to counsel for the Company and upon which, in the opinion of such counsel, the Company may reasonably rely, that he or she is acquiring the shares issued pursuant to such exercise of the Option for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any such shares, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act, or any other applicable law, and that if shares are issued without such registration, a legend to this effect may be endorsed upon the securities so issued.

        (b)   In the event that the Company shall, nevertheless, deem it necessary or desirable to register such shares, including any shares with respect to which an Option shall have been exercised, under the Securities Act, or other applicable statutes, or to qualify any such shares for exemption from registration requirements of the Securities Act, or other applicable statutes, then the Company may take such action and may require from each Participant such information in writing for use in any registration statement, supplementary registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors and controlling persons from such holder against all losses, claims, damages and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and each Participant by his or her acceptance of an Option agrees to provide such information and indemnity and to execute all documents reasonably requested by the Company to evidence the Participant's indemnity obligation.

        (c)   The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Options as it deems appropriate.

        9.08    Timing of Grants.    All Options granted under this Plan shall be granted prior to the tenth (10th) anniversary of the Effective Date.

        9.09    Non-Assignability.    Except as otherwise set forth herein, a Participant's interest under this Plan shall not be subject at any time or in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind and any attempt to deliver, sell, transfer, assign, pledge, attach, garnish or otherwise encumber such interest shall be null and void and any interest so encumbered will terminate.

        9.10    Nontransferability.    Except as specifically provided by a duly executed Stock Option Agreement or unless approved by the Committee, an Option or any of the rights thereunder may be exercised by such Participant only, and may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether voluntarily, involuntarily or by operation of law, including, without limitation, the laws of bankruptcy, intestacy, descent and distribution and succession) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Option, such Option and all rights thereunder shall immediately become null and void.

        9.11    Other Compensation Plans.    The adoption of this Plan shall not affect any other existing or future incentive or compensation plans for directors, officers or employees of the Company or its Subsidiaries. Moreover, the adoption of this Plan shall not preclude the Company or its Subsidiaries from:

          (a)   Establishing any other forms of incentive or other compensation for officers, employees, consultants or advisors or directors of the Company or its Subsidiaries; or

          (b)   Assuming any forms of incentives or other compensation of any person or entity in connection with the acquisition or the business or assets, in whole or in part, of any person or entity.

        9.12    Plan Binding on Successors.    This Plan shall be binding upon the successors and assigns of the Company.

        9.13    Tax Withholding.    Each Participant shall, no later than the date as of which the value of an Option or of any Stock or other amount received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of any Federal, state, or local taxes of any kind required by law, or deemed advisable by the Company, to be withheld with respect to such income. The Committee may permit payment of such taxes to be made through the tender of cash or securities, the withholding of Stock or any other arrangement satisfactory to the Committee. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

        9.14    Non-Contravention of Securities Laws.    Notwithstanding anything to the contrary expressed in this Plan, any provisions hereof that vary from or conflict with any applicable Federal or state securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

        9.15    Unenforceability of a Particular Provision.    The unenforceability of any particular provision of this document shall not affect the other provisions, and this document shall be construed in all respects as if such unenforceable provision were omitted.

ARTICLE X

CHANGE OF CONTROL AND OTHER CORPORATE EVENTS

        10.01    Change in Control.    Unless otherwise provided in a Stock Option Agreement, upon the occurrence of a Change in Control, the Committee may in its sole and absolute discretion, provide on a case by case basis that (i) some or all outstanding Options may become immediately exercisable or vested, without regard to any limitation imposed pursuant to this Plan, (ii) that Options shall terminate, provided however, that Participants shall have the right, immediately prior to the occurrence of such Change in Control and during such reasonable period as the Committee in its sole discretion shall determine and designate, to exercise any vested Option in whole or in part, and/or (iii) that Options shall terminate provided that Participants shall be entitled to a cash payment equal to the excess of the aggregate Change in Control Price with respect to shares subject to the vested portion of the Option over the aggregate Exercise Price of the shares subject to the vested portion of the Option. In the event that the Committee does not terminate an Option upon a Change in Control then each outstanding Option shall upon exercise thereafter entitle the holder thereof to such number of shares of Stock or other securities or property to which a holder of shares of Stock would have been entitled to upon such Change in Control.

        10.02    Change in Status of Subsidiary.    Unless otherwise provided in a Stock Option Agreement or otherwise determined by the Committee, in the event that an entity which was previously a Subsidiary is no longer a Subsidiary, as determined by the Committee in its sole discretion, the Committee may, in its sole and absolute discretion (i) provide on a case by case basis that some or all outstanding Options held by a Participant employed by or performing service for such entity may become immediately exercisable or vested, without regard to any limitation imposed pursuant to this Plan and/or (ii) treat the employment or other services of a Participant employed by such entity as terminated if such Participant is not employed by the Company or any Subsidiary immediately after such event.

ARTICLE XI

PERMANENCY OF THIS PLAN AND PLAN TERMINATION

        11.01    Effective Date.    This Plan shall become effective upon its adoption by the Board of Directors of the Company (the "Effective Date"); provided, however, that the shareholders of the Company shall approve this Plan within twelve (12) months of the date of adoption by the Board of this Plan. Notwithstanding any terms or provisions to the contrary, this Plan, and all Options granted hereunder, are subject to the approval of the Plan by the shareholders of the Company not later than twelve (12) months from the date of adoption by the Board of Directors and no Option may be exercised prior to such shareholder approval. In the event the preceding condition is not satisfied, Options granted under this Plan shall be null and void.

        11.02    Termination, Amendment, and Modification of Plan.    The Board of Directors may at any time terminate or suspend, and may at any time and from time to time and in any respect amend or modify, this Plan; provided, however, that no such action of the Board of Directors without approval of the shareholders of the Company may increase the total number of shares of Stock subject to this Plan except as contemplated in Section 3.03 hereof.

INTERNATIONAL BANCSHARES CORPORATION
For the Annual Meeting of Shareholders
Called for May 16, 2005

        The undersigned shareholder(s) of International Bancshares Corporation, a Texas corporation (the "Company"), hereby appoints Lester Avigael, Irving Greenblum, and Richard E. Haynes, and each of them, as Proxies, each with power to appoint his substitute, and hereby authorizes them to vote, as designated below, all the shares of Company's Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held on Monday, May 16, 2005 at 7:00 P.M., local time, and at any adjournment of such meeting, with all powers which the undersigned would possess if personally present:

1.
ELECTION OF DIRECTORS. Nominees: L. Avigael, I. Greenblum, R.D. Guerra, R.E. Haynes, D. B. Hastings, Jr., I. Navarro, S. Neiman, P. J. Newman, D.E. Nixon, L. Salinas, A. R. Sanchez, Jr.

FOR, all nominees listed above ☐	FOR, all nominees listed above, except for the nominee(s) set forth on the line below ☐
WITHHOLD AUTHORITY, to vote for all nominees listed above ☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

The Board of Directors recommends a vote FOR all nominees.

2.
PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP as the independent auditors of the Company for the 2005 fiscal year.

FOR    ☐                        AGAINST    ☐                        ABSTAIN     ☐

The Board of Directors recommends a vote FOR the above ratification.

(Continued on reverse side)

3.
PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION of the Company to increase the number of authorized shares of Common Stock of the Company.

FOR    ☐                        AGAINST    ☐                        ABSTAIN     ☐

The Board of Directors recommends a vote FOR the above proposal.

4.
PROPOSAL TO APPROVE THE 2005 International Bancshares Corporation Stock Option Plan adopted by the Board of Directors on April 1, 2005.

FOR    ☐                        AGAINST    ☐                        ABSTAIN     ☐

The Board of Directors recommends a vote FOR the above proposal

5.
In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

EVERY PROPERLY SIGNED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE THEREON. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL THE NOMINEES AND "FOR" PROPOSALS 2 THROUGH 4 ABOVE.

        The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company dated April 18, 2005.

Dated: , 2005	Signature(s)

(Signature should agree with name of stock Certificate as stenciled thereon. Executors, Administrators, Trustees, etc. should so indicate when signing).
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO ITS EXERCISE

I                  do              do not plan to attend the Meeting.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 16, 2005
PROXY STATEMENT
SOLICITATION AND REVOCATION OF PROXIES
VOTING AT MEETING
PROPOSAL—1 ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
ANNUAL MEETING ATTENDANCE
PRINCIPAL SHAREHOLDERS
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION EXERCISES IN 2004 AND FY-END OPTION VALUES
REPORT OF THE SALARY AND STEERING COMMITTEE
REPORT OF THE STOCK OPTION PLAN COMMITTEE
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL ACCOUNTING FEES AND SERVICES
SALARY AND STEERING COMMITTEE AND STOCK OPTION PLAN COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
DIRECTOR INDEPENDENCE
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
CODE OF ETHICS
TOTAL RETURN ANALYSIS
INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS
Section 16(a) Beneficial Ownership Reporting Compliance
PROPOSAL—2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL—3 INCREASE IN AUTHORIZED SHARES PROPOSAL
PROPOSAL—4 PROPOSAL TO APPROVE THE 2005 INTERNATIONAL BANCSHARES CORPORATION STOCK OPTION PLAN
SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
OTHER MATTERS
EXHIBIT A 2005 INTERNATIONAL BANCSHARES CORPORATION STOCK OPTION PLAN
ARTICLE I DEFINITIONS
ARTICLE II PARTICIPATION
ARTICLE III SHARES OF STOCK SUBJECT TO PLAN
ARTICLE IV OPTIONS
ARTICLE V NONSTATUTORY STOCK OPTION
ARTICLE VI INCENTIVE STOCK OPTIONS
ARTICLE VII STOCK CERTIFICATES
ARTICLE VIII PLAN ADMINISTRATION
ARTICLE IX MISCELLANEOUS PROVISIONS
ARTICLE X CHANGE OF CONTROL AND OTHER CORPORATE EVENTS
ARTICLE XI PERMANENCY OF THIS PLAN AND PLAN TERMINATION